EXHIBIT 5.1

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May 10, 2022

Creative Medical Technology Holdings, Inc.

211 E Osborn Road

Phoenix, AZ 85012

Re:	Common Stock of Creative Medical Technology Holdings, Inc. Registered on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Creative Medical Technology Holdings, Inc., a Nevada corporation (the “Company”), in connection with the Company’s registration of 22,666,668 shares (the “Shares”) of common stock of the Company, par value $0.001 per share (the “Common Stock”), to be sold by the selling stockholders listed in the registration statement under “Selling Stockholders.” The Shares are included in a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed by the Company with the Securities and Exchange Commission (the “SEC”) on the date hereof.

In connection with this opinion, we have examined and relied upon the originals, or copies certified or otherwise identified to our satisfaction, of such records, documents, certificates and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below. As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters.

Our opinion herein is expressed solely with respect to the laws of the State of Nevada and is based on these laws as in effect on the date hereof. We express no opinion as to whether the laws of any jurisdiction are applicable to the subject matter hereof. We are not rendering any opinion as to compliance with any federal or other state law, rule or regulation relating to securities, or to the sale or issuance thereof.

On the basis of the foregoing, we are of the opinion that the Shares have been duly authorized, and upon exercise of the warrants to purchase the 19,674,999 shares of Common Stock included in the Shares, the Shares will be duly and validly issued and fully paid and nonassessable.

This opinion is rendered only to you and is solely for your benefit in connection with the Registration Statement and may be relied upon by and persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. This opinion letter has been prepared for your use in connection with the registration of the Shares pursuant to the Registration Statement, speaks as of the date the Registration Statement becomes effective, and we assume no obligation to advise you of any changes in the foregoing subsequent to that date.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP